NORTHROP GRUMMAN CORPORATION

Exhibit 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 26, 2006

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated July 26, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-67266, 333-61936, 333-100179, 333-107734, 333-121104, 333-125120 and 333-127317 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California